Exhibit 5.1

Nason, Yeager, Gerson, Harris & Fumero, P.A.

3001 PGA Boulevard, Suite 305

Palm Beach Gardens, Florida 33410

January 28, 2021

BTCS Inc.

9466 Georgia Avenue #124

Silver Spring, MD 20910

Attention: Mr. Charles Allen, CEO

Re:	BTCS Inc.

Dear Mr. Allen:

You have advised us that BTCS Inc. (the “Company”) is filing with the Securities and Exchange Commission a Registration Statement on Form S-1 with respect to 4,000,000 shares of common stock.

In connection with the filing of this Registration Statement, you have requested that we furnish you with our opinion as to the legality of such shares as shall be offered by the Selling Stockholder pursuant to the Prospectus which is part of the Registration Statement.

After having examined the Company’s Articles of Incorporation, Bylaws, board consent, the financial statements contained in the Prospectus and relying upon information supplied by the Company and its stock transfer agent, we are of the opinion that the 4,000,000 shares of common stock issuable to the Selling Stockholder will be, when issued and paid for in accordance with terms of the Agreement, validly issued, duly authorized, fully paid and non-assessable.

The opinions expressed herein are limited to the Nevada Revised Statutes as currently in effect, and we express no opinion as to the effect of any other law of the State of Nevada or the laws of any other jurisdiction.

We hereby consent to being named in the Registration Statement, to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Nason, Yeager, Gerson, Harris & Fumero, P.A.
Nason, Yeager, Gerson, Harris & Fumero, P.A.